Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
October 24, 2016		Nordstrom, Inc.
206-303-6503

	MEDIA CONTACT:	Tara Darrow
Nordstrom, Inc.
206-303-3016

Mike Koppel to Retire as Nordstrom Chief Financial Officer in Spring 2017
SEATTLE (October 24, 2016) – Nordstrom announced today that Executive Vice President and Chief Financial Officer Mike Koppel has shared his plans to retire from the company in spring 2017. Koppel will remain in his role until then to support the search for a new CFO and assist with his successor's transition. Koppel joined Nordstrom in 1999 and has been the company's Chief Financial Officer since 2001.
"We are extremely grateful for all of the contributions Mike has made over his 17 years as a leader at Nordstrom," said Blake Nordstrom, co-president of Nordstrom, Inc. "Mike has played an integral role in our company's story, helping guide us through significant periods of expansion, growth and investment. He has provided our company with tremendous knowledge and strategic financial expertise that has always been grounded with an unwavering focus on taking care of the customer. He will be sorely missed and we wish him the absolute best in his well-deserved retirement."
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 346 stores in 40 states and Canada. Customers are served at 123 Nordstrom stores in the U.S. and Canada; 213 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its six clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.